Exhibit 99.1

Contact:
Roween Nacionales
Southwall Technologies
Phone: (650) 798-1200

For Immediate Release

Southwall Announces Q4 2006 Results

Palo Alto, California - March 02, 2007 - Southwall Technologies Inc. (OTC BB: SWTX.OB) announced fourth quarter 2006 revenue of $9.2 million, down 4% from the third quarter of 2006 and down 23% from the fourth quarter of 2005. The revenue decline was primarily due to constrains on machine capacity needed to meet customer demand and supplier quality issues.

Fourth quarter 2006 net loss was $75,000, or a loss of $0.01 per fully diluted share, as compared with net income of $211,000, or $0.01 per fully diluted share, in the fourth quarter of 2005. Fourth quarter 2006 gross margin was 41%, up 10 percentage points from the fourth quarter 2005, primarily due to improving yields and the successful transfer of manufacturing from Palo Alto, California, to its state-of-the-art facility in Germany.

“We are excited about our 2006 gross margin results,” said Dr. R. Eugene Goodson, President and CEO. “They are a direct result of our well-executed manufacturing plan, yield improvement programs, and the focus on improved efficiency throughout the organization. We plan to capitalize on this momentum and drive for even greater operational efficiency as we face a challenge of softening demand on the display market. Our other markets are growing or stable”

The Company will hold a teleconference at 2:00 p.m. PT / 5:00 p.m. ET today to discuss the results in more detail.

This call will be open to all investors via a webcast accessible at www.southwall.com and by phone. Both phone and webcast replays will be available for approximately one week after the teleconference, beginning approximately two hours after the call ends.

How to Access the Webcast

Go to the Investor Relations page of the Southwall website at www.southwall.com and click on the CCBN webcast icon. From here, you can listen to the teleconference, assuming that your computer system is configured properly.

How to Access the Call

Using access code # 7196089, domestic U.S. callers can dial (877) 481-7179, while international callers can dial (706) 634-7186. The phone replay will be accessible at (800) 642-1687 or (706) 645-9291, access code # 7196089.

About Southwall Technologies Inc.

Southwall Technologies Inc. designs and produces thin film coatings that selectively absorb, reflect or transmit light. Southwall products are used in a number of automotive, electronic display and architectural glass products to enhance optical and thermal performance characteristics, improve user comfort and reduce energy costs. Southwall is an ISO 9001:2000-certified manufacturer and sells advanced thin film coatings to over 25 countries around the world. Southwall’s customers include Audi, BMW, DaimlerChrysler, DuPont, Mitsui Chemicals, Peugeot~~-~~Citroën, Philips, Pilkington, Renault, Saint-Gobain Sekurit, and Volvo.

This press release may contain forward-looking statements, including, without limitation, statements regarding the Company's expectations, beliefs, intentions, or strategies regarding the future. All forward-looking statements in this press release are based on information available to the Company on the date hereof, and the Company assumes no obligation to update any such forward-looking statements. These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those presented. These risks include the possibility that the Company’s expected future results will be materially worse than estimated, that the Company may not continue to be profitable in future quarters or may not be able to achieve future long-term growth, that there will be a decline in one or more portions of our business in 2007 or thereafter, that the Company will not be successful in improving operations performance or controlling costs, that the Company will suffer a decline in manufacturing or financial effectiveness, that the Company’s new product development will not be successful, that there may be decreasing demand in markets in addition to the electronic display market, and that the Company will not be able to secure additional financing if required, as well as risks associated with its failure to meet potential covenant requirements under future credit facilities. Further risks are detailed in the Company's filings with the Securities and Exchange Commission, including those set forth in the Company's most recent Annual Report on Form 10-K for the year ended December 31, 2005, filed on March 29, 2006, and the Quarterly Report on Form 10-Q for the fiscal quarter ended September 30,, 2006, filed on November 13, 2006.

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SOUTHWALL TECHNOLOGIES INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Three months ended		Twelve months ended
	December 31,	December 31,	December 31,	December 31,
	2006	2005	2006	2005

Net revenues	$9,241	$11,910	$40,209	$54,754
Cost of revenues	5,445	8,262	24,746	37,241

Gross profit	3,796	3,648	15,463	17,513

Operating expenses:
Research and development	1,406	2,057	6,782	5,104
Selling, general and administrative	2,244	1,871	12,005	8,332
Impairment recoveries for long-lived assets	(97)	-	(214)	(170)
Restructuring charges (recoveries)	(59)	-	915	-

Total operating expenses	3,494	3,928	19,488	13,266

Income (loss) from operations	302	(280)	(4,025)	4,247

Interest expense, net	(187)	(195)	(737)	(973)
Other income (loss), net	49	(67)	210	75

Income (loss) before provision (benefit) for income taxes	164	(542)	(4,552)	3,349

Provision (benefit) for income taxes	239	(753)	958	29

Net income (loss)	(75)	211	(5,510)	3,320

Deemed dividend on preferred stock	122	127	489	490

Net income (loss) attributable to common stockholders	$(197)	$84	$(5,999)	$2,830

Net income (loss) per share:

Basic	$(0.01)	$0.00	$(0.22)	$0.11
Diluted	$(0.01)	$0.01	$(0.22)	$0.10

Weighted average shares used in computing net income (loss) per share:
Basic	27,073	26,790	26,949	26,743
Diluted	27,073	32,375	26,949	32,895

SOUTHWALL TECHNOLOGIES INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	December 31,	December 31,
	2006	2005
ASSETS
Current assets:
Cash and cash equivalents	$5,524	$6,600
Restricted cash	209	402
Accounts receivable, net	3,608	6,780
Inventories, net	5,598	5,879
Other current assets	1,064	982
Total current assets	16,003	20,643
Property, plant and equipment, net	17,232	16,857
Restricted cash loans	1,111	995
Other assets	1,155	1,146
Total assets	$35,501	$39,641

LIABILITIES, PREFERRED STOCK AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long term debt and capital leases	$1,059	$1,317
Short term obligations	2,996	2,996
Accounts payable	955	1,402
Accrued compensation	859	1,161
Other accrued liabilities	6,449	5,076
Total current liabilities	12,318	11,952

Term debt and capital leases	8,568	8,790
Government grants advanced	220	396
Other long term liabilities	2,550	2,564
Total liabilities	23,656	23,702

Series A, convertible preferred stock	4,810	4,810

Stockholders’ equity:
Common stock	27	27
Capital in excess of par value	78,081	77,828
Accumulated other comprehensive income:
Translation gain on subsidiary	3,696	2,532
Accumulated deficit	(74,769)	(69,258)
Total stockholders’ equity	7,035	11,129

Total liabilities, preferred stock and stockholders’ equity	$35,501	$39,641